Execution Copy

PURCHASE AND SALE AGREEMENT
DATED AUGUST 15, 2017
AMONG
GOLAR LNG LIMITED
KS INVESTMENTS PTE. LTD.
BLACK & VEATCH INTERNATIONAL COMPANY
AND
GOLAR PARTNERS OPERATING LLC

TABLE OF CONTENTS
ARTICLE I

DEFINITIONS
Section 1.01    Definitions    2
ARTICLE II

PURCHASE AND SALE OF THE UNITS; CLOSING
Section 2.01    Purchase and Sale of the Units; Deposit    8
Section 2.02    Closing    8
Section 2.03    Place of Closing    8
Section 2.04    Purchase Price Adjustment    8
Section 2.05    Satisfaction of Certain Intercompany Receivables    9
Section 2.06    Construction Costs    9
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
Section 3.01    Organization; Good Standing and Authority    9
Section 3.02    Authorization, Execution and Delivery of this Agreement    9
Section 3.03    No Conflicts    9
Section 3.04    No Consents    10
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 4.01    Organization; Good Standing and Authority    10
Section 4.02    Authority and Authorization; Execution and Delivery of this Agreement    10
Section 4.03    No Conflicts    10
Section 4.04    No Consents    10
Section 4.05    Ownership of Common Units and Hilli Corp Shares    11
Section 4.06    No Broker’s Fees    11
ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED SUBSIDIARIES
Section 5.01    Organization; Good Standing and Authority    11
Section 5.02    Capitalization; No Options    11
Section 5.03    Organizational Documents    12
Section 5.04    Validity of Certain Key Agreements    12
Section 5.05    Validity of the LTA    12
Section 5.06    No Conflicts    12
Section 5.07    Title to Vessel; Encumbrances    13
Section 5.08    Litigation    13
Section 5.09    Indebtedness to and from Officers, etc    13
Section 5.10    Personnel    13
Section 5.11    Contracts and Agreements    13
Section 5.12    Compliance with Law    14
Section 5.13    No Undisclosed Liabilities    14
Section 5.14    Disclosure of Information    14
Section 5.15    Insurance    14
Section 5.16    U.S. Tax Classification    14
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
REGARDING THE VESSEL
Section 6.01    Flag    15
Section 6.02    Classification    15
Section 6.03    Maintenance    15
Section 6.04    Liens    15
Section 6.05    Safety    15
Section 6.06    No Blacklisting or Boycotts    15
Section 6.07    No Options    15
Section 6.08    Vessel Performance    16
Section 6.09    Intellectual Property    16
ARTICLE VII

PRE-CLOSING MATTERS
Section 7.01    Covenants of the Sellers Prior to the Closing    16
Section 7.02    Covenant of Buyer Prior to the Closing    17
ARTICLE VIII

CONDITIONS OF CLOSING
Section 8.01    Conditions of the Parties    18
Section 8.02    Conditions to the Sellers’ Obligations    18
Section 8.03    Conditions to Buyer’s Obligations    19
ARTICLE IX

COVENANTS OF THE SELLERS
Section 9.01    Golar Credit Support    20
Section 9.02    Golar Guarantee of Hilli Facility    20
Section 9.03    Provision of Service Boats    20
ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01    Termination of Agreement    21
Section 10.02    Amendments and Waivers    21
ARTICLE XI

INDEMNIFICATION; REIMBURSEMENTS
Section 11.01    Indemnity by the Sellers    21
Section 11.02    Indemnity by Buyer    22
Section 11.03    Reimbursements    22
ARTICLE XII

MISCELLANEOUS
Section 12.01    Further Assurances    23
Section 12.02    Powers of Attorney    23
Section 12.03    Headings; References; Interpretation    24
Section 12.04    Successors and Assigns    24
Section 12.05    No Third Party Rights    24
Section 12.06    Counterparts    24
Section 12.07    Governing Law    24
Section 12.08    Severability    25
Section 12.09    Integration    25
Section 12.10    Notices    25
Section 12.11    Survival of Representations and Warranties    25
Section 12.12    Arbitration    25
Section 12.13    Damages    26

Schedule A	Common Units Owned and to be Sold by Each Seller

Schedule B	Hilli Corp Shares Owned by Each Seller

Schedule C	Insurance

Exhibit I	Third Letter Agreement

Exhibit II	Form of Limited Liability Company Agreement of Golar Hilli LLC

PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of August 15, 2017, by and among GOLAR LNG LIMITED, a Bermuda exempted company (“Golar”), KS Investments Pte. Ltd., a company incorporated in the British Virgin Islands (“Keppel”), and Black & Veatch International Company, a Missouri corporation (“B&V” and, together with Golar and Keppel, the “Sellers”), and GOLAR PARTNERS OPERATING LLC, a Marshall Islands limited liability company (“Buyer”), each a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to Buyer, an aggregate of 1,230 common units representing limited liability company interests (the “Units”) in Golar Hilli LLC, a Marshall Islands limited liability company (“Hilli LLC”), that will be formed by Golar prior to the Closing Date (as defined herein);
WHEREAS, on the Closing Date, the Sellers will be the record owners of all of the outstanding limited liability company interests of Hilli LLC which will consist of a total of 2,460 common units (the “Common Units”), 2,460 Series A Special Units and 2,460 Series B Special Units;
WHEREAS, Golar GHK Lessors Limited, an indirect wholly owned subsidiary of Golar (“Golar GHK”), KSI Production Pte. Ltd., an indirect wholly owned subsidiary of Keppel (“KSI Production”) and B&V are the record owners of all of the outstanding shares of capital stock (the “Hilli Corp Shares”) of Golar Hilli Corporation, a Marshall Islands corporation (“Hilli Corp”);
WHEREAS, prior to the Closing Date, Golar GHK will transfer all of the Hilli Corp Shares owned by it to Golar, and KSI Production will transfer all of the Hilli Corp Shares owned by it to Keppel;
WHEREAS, prior to the Closing Date, each Seller will contribute all of the Hilli Corp Shares owned by it to Hilli LLC (the “Hilli Corp Share Contribution”);
WHEREAS, Hilli Corp is the record owner of all of the outstanding shares (the “Golar Cam Shares”) of Golar Cameroon SASU, a Cameroon limited liability company (“Golar Cam”);
WHEREAS, Hilli Corp is a party to that certain Memorandum of Agreement, dated September 9, 2015 (the “MOA”), pursuant to which Hilli Corp will sell to Fortune Lianjiang Shipping S.A., a company incorporated under the laws of Hong Kong (the “Legal Owner”), the Hilli Episeyo (the “Vessel”), a floating liquefaction vessel (“FLNG”);
WHEREAS, the Vessel is subject to a bareboat charter party (including the additional clauses thereto), dated September 9, 2015, by and between Hilli Corp and the Legal Owner (the “Bareboat Charter”);
WHEREAS, Hilli Corp and Golar Cam will enter into a Liquefaction Tolling Agreement (“LTA”) with Société Nationale Des Hydrocarbures, a Cameroon company (“SNH”), and Perenco Cameroon SA, a Cameroon limited liability company (“Perenco” and, together with SNH, the “Customer”), providing for certain services (“FLNG Services”) to be rendered to the Customer by Hilli Corp and/or Golar Cam utilizing the Vessel;
WHEREAS, Hilli Corp and Golar Cam are parties to an Operation and Services Agreement, dated October 30, 2015 (the “O&S Agreement”), regarding the subcontracting of certain FLNG Services by Hilli Corp to Golar Cam; and
WHEREAS, Hilli Corp, Golar Cam, Perenco, the Republic of Cameroon and SNH are parties to a Gas Agreement, dated September 30, 2015 (the “Gas Agreement”), which provides the technical, legal, financial and economic conditions for the FLNG export project in Cameroon which includes the Vessel.
NOW, THEREFORE, the Parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.01    Definitions. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“1934 Act Filings” means the filings Golar has made with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Acceptance Date” shall have the meaning specified in the LTA.
“Acceptance Minimum Requirements” shall have the meaning specified in the LTA.
“Acceptance Tests” shall have the meaning specified in the LTA.
“Additional Amount” shall have the meaning set forth in the Third Letter Agreement.
“Agreement” means this Agreement, including its recitals, schedules and exhibits, as amended and supplemented.
“Amended Hilli Facility Documents” means the Amendments to the Hilli Facility Documents, together with any such additional documents as are necessary to provide for the Hilli Facility Amendment.
“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity.
“B&V” has the meaning given to it in the Preamble to this Agreement.
“Bareboat Charter” has the meaning given to it in the recitals.
“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London or New York are required to close.
“Buyer” has the meaning given to it in the Preamble to this Agreement.
“Buyer Attorney-in-Fact” has the meaning given to it in Section 12.02(a).
“Buyer Indemnitees” has the meaning given to it in Section 11.01.
“Buyer Reimbursement” has the meaning given to it in Section 11.03(a).
“Closing” has the meaning given to it in Section 2.02.
“Closing Date” means the day on which the Closing takes place.
“Commercial Management Agreement” the agreement dated April 4, 2003, as novated on April 2, 2015, between Hilli Corp and the Commercial Manager in respect of the commercial management of the Vessel.
“Commercial Manager” means Golar Management Limited.
“Commissioning Activities” shall have the meaning specified in the LTA.
“Common Terms Agreement” means the Common Terms Agreement, dated as of September 9, 2015, made by and between Hilli Corp, Golar and the Legal Owner.
“Common Units” means the common units representing limited liability company interests of Golar Hilli.
“Conflicts Committee” means the conflicts committee of the board of directors of Golar Partners.
“Construction Costs” has the meaning set forth in Section 2.06.
“Contracts” has the meaning given to it in Section 5.045.
“Conversion Contract” means the Engineering, Procurement & Construction Contract Between Keppel Shipyard Limited and Hilli Corp for the Repair Modification and Conversion of the Vessel into a FLNG Vessel.
“Covered Environmental Losses” means all Losses suffered or incurred by Buyer Indemnitees by reason of, arising out of or resulting from:
(a)    any violation or correction of violation of Environmental Laws; or
(b)    any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by Buyer of the Vessel (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Vessel), including, without limitation, the reasonable and documented cost and expense of (i) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work; but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”
“Customer” has the meaning given to it in the Recitals.
“Customer Credit Support” shall have the meaning specified in the LTA.
“Daily LDs” shall have the meaning specified in the LTA.
“Deferred Purchase Price” shall have the meaning set forth in the Third Letter Agreement.
“Deposit” has the meaning given to it in Section 2.01.
“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.
“Enforceability Exceptions” has the meaning given to it in Section 3.02.
“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.
“FLNG” has the meaning given to it in the Recitals.
“FLNG Services” has the meaning given to it in the Recitals.
“Gas Agreement” has the meaning given to it in the Recitals.
“Golar” has the meaning given to it in this Preamble to this Agreement.
“Golar Attorney-in-Fact” has the meaning given to it in Section 12.02(b).
“Golar Cam” has the meaning given to it in the Recitals.
“Golar Cam Shares” has the meaning given to it in the Recitals.
“Golar Credit Support” shall have the meaning specified in the LTA.
“Golar GHK” has the meaning given to it in the Recitals.
“Golar Partners” means Golar LNG Partners LP, a Marshall Islands limited partnership.
“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.
“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (a) petroleum and petroleum products, including crude oil and any fractions thereof; (a) natural gas, synthetic gas and any mixtures thereof; (a) any radioactive material; and (a) any asbestos-containing materials in a friable condition.
“Hilli Corp” has the meaning given to it in the Recitals.
“Hilli Corp Share Contribution” has the meaning given to it in the Recitals.
“Hilli Corp Shares” has the meaning given to it in the Recitals.
“Hilli LLC” has the meaning given to it in the Recitals.
“Hilli LLC Agreement” has the meaning given to it in Section 8.01(e).
“Hilli Facility” means the financing arrangement for the Vessel evidenced by the Hilli Facility Documents.
“Hilli Facility Amendment” means the amendment to the Hilli Facility, evidenced by the Amended Hilli Facility Documents, which will increase the financing under the Hilli Facility to between $930 million and $960 million.
“Hilli Facility Documents” means the Bareboat Charter, the MOA, Common Terms Agreement, the Hilli Facility Amendment and the other Finance Documents (as defined in the Common Terms Agreement) and any related documents entered into in connection with the Hilli Facility and, following the entry into the Hilli Facility Amendment, shall include the Amended Hilli Facility Documents.
“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:
(a)    an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or
(b)    it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)    any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.
“Intellectual Property” has the meaning given to it in Section 6.09.
“Keppel” has the meaning given to it in the Preamble to this Agreement.
“Key Agreements” has the meaning given to it in Section 5.04.
“KSI Production” has the meaning given to it in the Recitals.
“Legal Owner” has the meaning given to it in the Recitals.
“Liquefaction License” means the natural gas liquefaction license granted by the Minister of Water and Energy of the Republic of Cameroon to Golar Cam dated April 27, 2017.
“Losses” means, with respect to any matter, all losses, claims, damages (including Daily LDs), liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses.
“LTA” has the meaning given to it in the Recitals.
“Material Agreements” has the meaning given to it in Section 5.11.
“MOA” has the meaning given to it in the Recitals.
“Net Purchase Price” has the meaning given to it in Section 2.02.
“Net Working Capital” means the sum of all current assets and current liabilities as set forth on the consolidated balance sheet of Hilli LLC as of the Closing Date.
“O&S Agreement” has the meaning given to it in the Recitals.
“Operating Expenses” means, all expenditures made by Hilli LLC and its subsidiaries, including vessel operating expenses, taxes, maintenance expenses and employee compensation and benefits, and capital expenditures, in each case as computed in accordance with generally accepted accounting practices in the United States, as applied by Hilli Corp on the date of this Agreement. Operating Expenses shall not include any withholding taxes thereon.
“Organizational Documents” means, with respect to any entity, its articles of association, articles of incorporation and/or bylaws, certificate of formation and/or limited liability company agreement, certificate of limited partnership and/or agreement of limited partnership and/or other organizational documents.
“Ownership Interest” means, with respect to Golar, 89.11%, with respect to Keppel, 10.00%, and with respect to B&V, 0.89%.
“Party” or “Parties” has the meaning given to it in the Preamble to this Agreement.
“Perenco” has the meaning given to it in the Recitals.
“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.
“Purchase Price” has the meaning given to it in Section 2.01.
“Purchase Price Adjustments” has the meaning given to it in Section 2.04.
“Related Party Indebtedness” has the meaning given to it in Section 5.09.
“Seller Indemnitees” has the meaning given to it in Section 11.02.
“Sellers” has the meaning given to it in the Preamble to this Agreement.
“Sellers Reimbursement” has the meaning given to it in Section 11.03(b).
“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any Governmental Authority and all interest and penalties thereon.
“Third Letter Agreement” means the letter agreement, dated May 30, 2017, between Golar and Buyer attached as Exhibit I hereto.
“Time of Closing” has the meaning given to it in Section 2.02.
“Transferred Subsidiaries” means, collectively, Hilli LLC, Hilli Corp and Golar Cam.
“Tundra Put Sale Closing” means the closing of the put sale of the shares of capital stock of Golar Tundra Corp. to Golar pursuant to the Third Letter Agreement.
“Units” has the meaning given to it in the Recitals.
“Vessel” has the meaning given to it in the recitals.
“Vessel Management Agreements” means the O&S Agreement and the Commercial Management Agreement.
ARTICLE II

PURCHASE AND SALE OF THE UNITS; CLOSING
Section 2.01    Purchase and Sale of the Units; Deposit. The Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from the Sellers, for an aggregate amount equal to $658 million (the “Purchase Price”) and in accordance with and subject to the terms and conditions set forth in this Agreement, the Units set forth in Schedule A. The Purchase Price has been determined on the basis that the net lease obligations under the Hilli Facility as of the Closing Date are $960 million. The Sellers and the Buyer agree that the proceeds from the Hilli Facility Amendment will be used to pay any remaining Construction Costs with the remainder to be distributed to the Sellers in accordance with their respective Ownership Interests, it being understood that the economic benefits arising therefrom are for the benefit of the Sellers according to their Ownership Interests and not the Buyer, regardless of whether such distribution occurs before or after Closing (so as not to be an event that may delay Closing, although the Sellers will endeavor to conclude such distribution within 3 months from the date of the final disbursement of proceeds under the Hilli Facility Amendment or so soon as practicable). On the Closing Date, the Purchase Price shall be (a) increased in an amount equal to 50% of the amount by which the net lease obligations under the Hilli Facility as of the Closing Date are less than $960 million or (b) decreased in an amount equal to 50% of the amount by which the net lease obligations under the Hilli Facility as of the Closing Date are greater than $960 million. Concurrently with the execution of this Agreement, Buyer has paid an initial deposit of $70 million of the Purchase Price to Golar (the “Deposit”). The Deposit shall bear interest at a rate of 5% per annum and interest thereon shall be for the account of Buyer and applied as set forth in Section 2.02.
Section 2.02    Closing. On the terms and subject to the conditions of this Agreement, the sale and transfer of the Units and payment of the Purchase Price less  the Deposit and the interest thereon to the Time of Closing and (y) the Deferred Purchase Price and the Additional Amount (the “Net Purchase Price”) shall take place on April 30, 2018 or on such other date as may be agreed upon by the Sellers and Buyer (the “Time of Closing”). The sale and transfer of the Units is hereinafter referred to as the “Closing.” In the event the Closing has not occurred by April 30, 2018 for any reason, the Deposit together with interest thereon at a rate of 5% per annum shall be refunded by Golar to Buyer on such date.
Section 2.03    Place of Closing. The Closing shall occur at a place agreed upon by the Sellers and Buyer.
Section 2.04    Purchase Price Adjustment. Within 90 days following the Closing Date, Buyer and the Sellers shall agree upon a post-Closing adjustment to the Purchase Price in an amount by which Net Working Capital (excluding inventory, debt, payables associated with the Seller obligations pursuant to Section 11.01 and Construction Costs) exceeds or is less than $1.0 million (the “Purchase Price Adjustment”).
Within 120 days following the Closing Date, the Sellers or Buyer, as applicable, shall pay to the other Party or Parties an amount, in cash, equal to the Purchase Price Adjustment pursuant to this Section 2.04.
Section 2.05    Satisfaction of Certain Intercompany Receivables. Each Seller hereby acknowledges that, upon receipt of the Purchase Price, any amounts payable to it and its subsidiaries by Hilli LLC, Hilli Corp or Golar Cam, other than trade receivables (excluding Construction Costs), will be extinguished.
Section 2.06    Construction Costs. Notwithstanding anything herein to the contrary, the Sellers hereby agree to pay any amounts payable in connection with conversion or construction or payments related to the construction of the Vessel (“Construction Costs”).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers that as of the date hereof and on the Closing Date:
Section 3.01    Organization; Good Standing and Authority. Buyer has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited liability company power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to Buyer and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 3.02    Authorization, Execution and Delivery of this Agreement. Buyer has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court (the “Enforceability Exceptions”).
Section 3.03    No Conflicts. The execution, delivery and performance by Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (a) Buyer’s Organizational Documents; (a) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Buyer is a party or is subject or by which any of its assets or properties may be bound; or (a) any Applicable Laws.
Section 3.04    No Consents. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereunder.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants to Buyer that as of the date hereof and on the Closing Date:
Section 4.01    Organization; Good Standing and Authority. Seller has been duly incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation and has all requisite power and authority to operate its assets and conduct its business and, with respect to Golar, as described in the 1934 Act Filings. No Insolvency Event has occurred with respect to Seller and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 4.02    Authority and Authorization; Execution and Delivery of this Agreement. Seller has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement (including the Hilli LLC Agreement), have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions.
Section 4.03    No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (a) Seller’s Organizational Documents; (a) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seller is a party or is subject or by which any of its assets or properties may be bound; or (a) any Applicable Laws.
Section 4.04    No Consents. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereunder.
Section 4.05    Ownership of Common Units and Hilli Corp Shares. As of the Closing Date, such Seller will own the Common Units set forth opposite its name in Schedule A and will have good and valid title to such Common Units, free and clear of any and all Encumbrances, and, upon conveyance on the Closing Date of the certificate representing the Common Units to be sold by such Seller as set forth on Schedule A, endorsed by such Seller in favor of Buyer, Buyer will receive good and valid title to such Common Units, free and clear of any and all Encumbrances. As of the date hereof, such Seller owns the Hilli Corp Shares set forth opposite its name in Schedule B and has good and valid title thereto, free and clear of any and all Encumbrances other than those arising under the Hilli Facility Documents.
Section 4.06    No Broker’s Fees. No one is entitled to receive any finder’s fee, brokerage, or other commission in connection with the purchase of the Units or the consummation of the transactions contemplated by this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED SUBSIDIARIES
Golar represents and warrants to Buyer (except (1) as to Section 5.09, each of Golar and Keppel represents and warrants to Buyer and (2), as to Section 5.11, each of Golar, Keppel and B&V represents and warrants to Buyer) that (a) in the case of the Sellers and the Transferred Subsidiaries other than Hilli LLC, as of the date hereof and on the Closing Date and (b) in the case of Hilli LLC, on the Closing Date:
Section 5.01    Organization; Good Standing and Authority. Each of the Transferred Subsidiaries has been or will on the Closing Date have been duly incorporated and is and will be validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation and has and will have all requisite power and authority to own and operate its assets and conduct its business. No Insolvency Event has occurred with respect to any of the Transferred Subsidiaries, and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event with respect to the Transferred Subsidiaries. Each of the Transferred Subsidiaries is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on its condition (financial or otherwise), assets, properties, business or prospects.
Section 5.02    Capitalization; No Options. On the Closing Date, the issued and outstanding limited liability company interests of Hilli LLC will consist of 2,460 Common Units, 2,460 Series A Special Units and 2,460 Series B Special Units. On the Closing Date, all of such units will have been duly authorized and validly issued in accordance with the Organizational Documents of Hilli LLC and will be fully paid and non-assessable. As of the Closing Date, Hilli LLC will own all of the Hilli Corp Shares free and clear of any Encumbrances, other than those arising under the Hilli Facility Documents. The Hilli Corp Shares have been duly authorized and validly issued in accordance with the Organizational Documents of Hilli Corp and are fully paid and non-assessable. As of the date hereof, Hilli Corp owns all of the Golar Cam Shares and has good and valid title thereto, free and clear of any and all Encumbrances. The Golar Cam Shares have been duly authorized and validly issued in accordance with the Organizational Documents of Golar Cam and are fully paid and non-assessable. On the date hereof, and on the Closing Date, other than as set forth in the Organizational Documents of Hilli Corp and Hilli LLC, there are not and there will not be outstanding (i) any options, warrants, pre-emptive or other rights to purchase any equity interests of any Transferred Subsidiary, (ii) any securities convertible into or exchangeable for such equity interests of any Transferred Subsidiary or (iii) any other commitments of any kind for the issuance of additional equity interests of any Transferred Subsidiary or options, warrants or other securities of any Transferred Subsidiary.
Section 5.03    Organizational Documents. The Sellers have supplied to Buyer true and correct copies of the Organizational Documents, as amended to the Closing Date of each Transferred Subsidiary, and no amendments will be made to the Organizational Documents prior to the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).
Section 5.04    Validity of Certain Key Agreements. The Sellers have supplied to Buyer true and correct copies of the Gas Agreement, the Vessel Management Agreements, the Hilli Facility Documents, the Liquefaction License and any related documents, as amended through the Closing Date (the “Key Agreements”). Each of the Key Agreements is a valid and binding agreement of the Sellers and each of the Transferred Subsidiaries party thereto, as applicable, enforceable against it in accordance with its terms and, to the knowledge of Golar and Keppel, each of the Key Agreements is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by the Enforceability Exceptions.
Section 5.05    Validity of the LTA As of the Closing Date, the LTA will have been duly authorized, executed and delivered by the parties thereto, and the LTA will be a valid and binding agreement of Hilli Corp and Golar Cam, enforceable against Hilli Corp and Golar Cam in accordance with its terms, except as may be limited by the Enforceability Exceptions. To the knowledge of Golar and Keppel, as of the Closing Date, the LTA will be a valid and binding agreement of Perenco and SNH, enforceable against Perenco and SNH in accordance with its terms, except as may be limited by the Enforceability Exceptions. The LTA and the Key Agreements are referred to collectively herein as the “Contracts.”
Section 5.06    No Conflicts. The execution, delivery and performance of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (a) the Organizational Documents of any Transferred Subsidiaries; (a) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Transferred Subsidiaries is a party or is subject or by which any of its assets or properties may be bound; (a) any Applicable Laws; or (a) give any other party thereto a right to terminate any agreement or other instrument to which any of the Transferred Subsidiaries is a party or by which it is bound.
Section 5.07    Title to Vessel; Encumbrances. As of the Closing Date, Hilli Corp will be the disponent owner and bareboat charterer of the Vessel pursuant to the Hilli Facility Documents. As of the Closing Date, net lease obligations under the Hilli Facility, taking into account the Hilli Facility Amendment, will be between $930 million and $960 million.
Section 5.08    Litigation.
(a)    There is no action, suit or proceeding to which any of the Transferred Subsidiaries is a party (either as a plaintiff or defendant) or to which the Vessel is subject pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Transferred Subsidiaries or the Vessel; and, to the best knowledge of Golar and Keppel, there is no basis for any such action, suit or proceeding;
(b)    None of the Transferred Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the operation of its business or the ownership of its assets or properties; and
(c)    There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Transferred Subsidiaries to take any action of any kind with respect to their respective businesses, assets or properties.
Section 5.09    Indebtedness to and from Officers, etc. As of the Closing Date, none of the Transferred Subsidiaries will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Sellers or any spouse, child, or other relative or any affiliate of any such person, nor will any such officer, director, stockholder, employee, relative or affiliate be indebted to any of the Transferred Subsidiaries, other than with respect to trade receivables (collectively, “Related Party Indebtedness”).
Section 5.10    Personnel. Other than Golar Cam, none of the Transferred Subsidiaries has any employees.
Section 5.11    Contracts and Agreements. All material contracts and agreements, written or oral, to which any of the Transferred Subsidiaries is a party or by which any of its assets are bound, including the Contracts (the “Material Agreements”), have been disclosed to Buyer. Except as otherwise contemplated herein, no other contracts will be entered into by any of the Transferred Subsidiaries prior to the Closing Date without the prior consent of Buyer (such consent not to be unreasonably withheld).
(a)    As of the Closing Date, each of the Material Agreements will be a valid and binding agreement of the Sellers and the Transferred Subsidiaries party thereto, as applicable, enforceable against it in accordance with its terms, and to the knowledge of the Sellers, each Material Agreement will be a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms, except as may be limited by the Enforceability Exceptions;
(b)    As of the Closing Date, each of the Sellers and the Transferred Subsidiaries will have fulfilled all material obligations required to have been performed by it prior to the Closing Date pursuant to the Material Agreements, and none of the Sellers or any of the Transferred Subsidiaries will have waived any material rights thereunder; and
(c)    There has not occurred any material default on the part of the Sellers or any of the Transferred Subsidiaries under any of the Material Agreements, or to the knowledge of the Sellers, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Sellers or any of the Transferred Subsidiaries under any of the Material Agreements nor, to the knowledge of the Sellers, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.
Section 5.12    Compliance with Law. The conduct of business by the Transferred Subsidiaries and the operation of the Vessel do not violate any Applicable Laws (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation, and the provisions of all international conventions and the rules and regulations issued thereunder applicable to the Vessel), the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Transferred Subsidiaries, nor have any of the Transferred Subsidiaries or the Sellers received any notice of any such violation.
Section 5.13    No Undisclosed Liabilities. None of the Transferred Subsidiaries or the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Contracts and other than the Encumbrances or other liabilities or obligations disclosed (to the extent material) to Buyer before the date hereof.
Section 5.14    Disclosure of Information. The Sellers have disclosed to Buyer all material information on, and about, the Transferred Subsidiaries, and the Vessel and all such information is true, accurate, complete and not misleading in any material respect. Nothing has been withheld from any materials provided by the Sellers to Buyer in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading in any material respect.
Section 5.15    Insurance. The insurance policies relating to the Vessel are set forth on Schedule C hereto, each of which will be in full force and effect at the time of the Closing.
Section 5.16    U.S. Tax Classification. Prior to Closing, each of Hilli LLC and Golar Cam will elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner and Hilli Corp will elect to be classified for U.S. federal income tax purposes as a partnership pursuant to Treas. Reg. Section 301.7701-3. Neither the Sellers nor any of the Transferred Subsidiaries will take any action to change the U.S. federal income tax classification of the Transferred Subsidiaries (other than the change of Hilli LLC to a partnership upon the Closing).
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
REGARDING THE VESSEL
Golar represents and warrants to Buyer (except as to Sections 6.03(a), 6.05(a) and 6.08(a), each of Golar and Keppel represents and warrants to Buyer) that:
Section 6.01    Flag. At the Time of the Closing, the Vessel will be properly registered in the name of the Legal Owner under and pursuant to the flag and law of the Republic of the Marshall Islands, and all fees due and payable in connection with such registration will have been paid.
Section 6.02    Classification. At the Time of the Closing, the Vessel will be entered with Det Norske Veritas Germanischer Lloyd. At the Time of the Closing, the Vessel will be in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it will not be in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.
Section 6.03    Maintenance. (a) Prior to the delivery of the Vessel under the Conversion Contract, the Vessel will have been maintained in a proper and efficient manner in accordance with the terms of the Conversion Contract and (b) prior to the Closing, the Vessel will have been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, will be in good operating order, condition and repair and be seaworthy and all repairs made to the Vessel and all known scheduled repairs due to be made and all known deficiencies will have been disclosed to Buyer.
Section 6.04    Liens. At the Time of the Closing, the Vessel will not (a) be under arrest or otherwise detained, (b) other than in the ordinary course of business, be in the possession of any Person (other than her master and crew) or (c) be subject to a possessory lien.
Section 6.05    Safety. (a) Upon the delivery of the Vessel under the Conversion Contract, the Vessel will be supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as required under the Conversion Contract and (b) at the Time of the Closing, the Vessel will be supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the Republic of the Marshall Islands or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.
Section 6.06    No Blacklisting or Boycotts. On the date hereof and on the Closing Date, no blacklisting or boycotting of any type has been or will have been applied or exists or will exist in respect of the Vessel.
Section 6.07    No Options. Other than as provided in the Hilli Facility Documents, there are no outstanding options or other rights to purchase the Vessel, and on the Closing Date, there will be no outstanding options or other rights to purchase the Vessel.
Section 6.08    Vessel Performance. (a) Upon the delivery of the Vessel under the Conversion Contract, the Vessel will comply in all material respects with the technical and operational specifications set forth in the Conversion Contract and (b) at the Acceptance Date and on the Closing Date, the Vessel will comply in all material respects with the technical and operational specifications set forth in the LTA and will be in every way fit to perform the FLNG Services contemplated in the LTA.
Section 6.09    Intellectual Property. (a) the Transferred Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business in the manner contemplated under the LTA, and (b) neither the Sellers nor the Transferred Subsidiaries have received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Transferred Subsidiaries.
ARTICLE VII

PRE-CLOSING MATTERS
Section 7.01    Covenants of the Sellers Prior to the Closing. From the date of this Agreement to the Closing Date, the Sellers shall cause each of the Transferred Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Sellers shall not permit any of the Transferred Subsidiaries to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to Buyer prior to the date of this Agreement, without the prior consent of Buyer (such consent not to be unreasonably withheld). In addition, the Sellers shall not permit any of the Transferred Subsidiaries to take any action that would result in any of the conditions to the purchase and sale of the Units set forth in Article VIII not being satisfied. Furthermore, each Seller hereby agrees and covenants that it:
(a)    shall cooperate with Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Material Agreements;
(b)    shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transaction contemplated under this Agreement;
(c)    shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Units and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;
(d)    shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Material Agreement prior to the Closing Date without the prior written consent of the Conflicts Committee, such consent not to be unreasonably withheld or delayed;
(e)    shall not exercise, waive or permit any exercise of any rights or options contained in any of the Material Agreements, without the prior written consent of the Conflicts Committee, not to be unreasonably withheld or delayed;
(f)    shall observe and perform in a timely manner, all of its covenants and obligations under the Material Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise Buyer of such default and shall, if requested by Buyer, enforce all of its rights under the Material Agreements, as applicable, in respect of such default;
(g)    shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Hilli Facility;
(h)    shall not amend any Organizational Document of any Transferred Subsidiary without the prior written consent of Buyer (such consent not to be unreasonably withheld);
(i)    shall not cause or permit the issuance of any equity interests, or securities instruments convertible into equity securities, of any of the Transferred Subsidiaries;
(j)    shall not cause or permit any of the Transferred Subsidiaries to incur any indebtedness, other than in connection with the Hilli Facility;
(k)    shall not amend, release or adjust the Customer Credit Support (as defined in the LTA) without the prior written consent of the Conflicts Committee; and
(l)    shall permit representatives of Buyer to make, prior to the Closing Date, at Buyer’s risk and expense, such searches, surveys, tests and inspections of the Vessel as Buyer may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of the Sellers or the Customer thereon and that Buyer shall furnish the Sellers with evidence that Buyer has adequate liability insurance in full force and effect.
Section 7.02    Covenant of Buyer Prior to the Closing. To the extent not completed prior to the date hereof, Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Buyer shall, in respect of the Units to be transferred on the Closing Date, take, or cause to be taken, all necessary limited liability company action, steps and proceedings to approve or authorize validly and effectively the purchase of the Units and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.
ARTICLE VIII

CONDITIONS OF CLOSING
Section 8.01    Conditions of the Parties. The obligation of the Sellers to sell the Units and the obligation of Buyer to purchase the Units is subject to the satisfaction (or waiver by each of the Sellers and Buyer) on or prior to the Closing Date of the following conditions:
(a)    The Sellers shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Contracts) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Units;
(b)    No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Units;
(c)    The Amended Hilli Facility Documents shall have been entered into and the Hilli Facility Amendment shall have become effective;
(d)    Hilli LLC will have been duly formed and the Certificate of Formation of Hilli LLC will have been filed with the Republic of the Marshall Islands Office of the Registrar of Corporations;
(e)    The Sellers will have executed and delivered the Limited Liability Company Operating Agreement of Hilli LLC in substantially the form attached hereto as Exhibit II (the “Hilli LLC Agreement”);
(f)    The Hilli Corp Share Contribution shall have occurred, and as a result, on the Closing Date, Hilli LLC will own all of the Hilli Corp Shares free and clear of any Encumbrances, including for the avoidance of doubt any shareholder loans to Hilli Corp which shall have been contributed as equity capital, other than those arising under the Hilli Facility Documents.
Section 8.02    Conditions to the Sellers’ Obligations. The obligation of the Sellers to sell the Units is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date;
(c)    Golar Partners shall have entered into an agreement pursuant to which it shall guarantee 50% of the indebtedness of Hilli Corp under the Hilli Facility for so long as the Hilli Facility remains in effect; and
(d)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers shall have received copies of all such documents and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 8.03    Conditions to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Units is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:
(a)    The LTA shall have been duly authorized, executed and delivered by all parties thereto in substantially the form furnished to Buyer as of the date hereof;
(b)    The Vessel shall have passed the Acceptance Tests and satisfied the Acceptance Minimum Requirements and been delivered to and accepted by Perenco under the terms of the LTA and commenced commercial operations thereunder, and the Acceptance Date shall have occurred;
(c)    The Delivery shall have occurred, as such term is defined in the Common Terms Agreement;
(d)    The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(e)    Golar GHK shall have transferred all Hilli Corp Shares owned by it to Golar;
(f)    KSI Production shall have transferred all Hilli Corp Shares owned by it to Keppel;
(g)    The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the Closing Date;
(h)    The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 7.01(l) of this Agreement are reasonably satisfactory to Buyer;
(i)    Buyer shall have obtained the funds necessary to consummate the purchase of the Units, and to pay all related fees and expenses;
(j)    The Tundra Put Sale Closing shall have occurred;
(k)    Perenco and SNH shall have provided the Customer Credit Support, as such term is defined in the LTA, and the Customer Credit Support shall be in full force and effect;
(l)    No material adverse change to the condition (financial or otherwise), assets, properties, business or prospects of the Transferred Subsidiaries, taken as a whole, shall have occurred;
(m)    No Related Party Indebtedness shall be outstanding;
(n)    All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.
ARTICLE IX

COVENANTS OF THE SELLERS
Section 9.01    Golar Credit Support. Golar and Keppel agree that Hilli Corp shall continue to provide the Golar Credit Support (as such term is defined in the LTA) for so long as the LTA remains in effect and Keppel agrees to continue to provide its letter of indemnity dated 24 November 2015, in support of the Golar Credit Support in relation to its ownership interest in the Common Units after giving effect to the Closing, and Golar shall be responsible for the balance, and Golar agrees to continue to provide its parent company guarantee and pledged cash security pursuant to the Security Agreement of All Accounts, dated November 29, 2016, made by and between Golar and Standard Chartered Bank, London as security for the Golar Credit Support for so long as the Golar Credit Support is in effect.
Section 9.02    Golar Guarantee of Hilli Facility. Golar agrees to continue to provide its guarantee of 50% of Hilli Corp’s indebtedness under the Hilli Facility for so long as the Hilli Facility remains in effect.
Section 9.03    Provision of Service Boats. The Sellers agree to provide, at no cost to Buyer or the Transferred Subsidiaries, any service boats necessary for the provision by the Vessel of the FLNG Services, and in the event that Hilli Corp acquires service boats, the Sellers agree to maintain and operate such service boats at no cost to Buyer for so long as the LTA remains in effect. Golar, Keppel and B&V shall bear the costs of such service boats in relation to their respective Ownership Interests.
ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01    Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Units contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Sellers and Buyer;
(b)    by the Sellers if any of the conditions set forth in Section 8.01 and Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by the Sellers;
(c)    by Buyer if any of the conditions set forth in Section 8.01 and Section 8.03 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or
(d)    by Buyer if the Closing has not occurred by May 1, 2018 for any reason;
provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further that any action by Buyer to terminate this Agreement shall require the approval of the Conflicts Committee.
Section 10.02    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto; provided, however, that any amendment of this Agreement must be approved by the conflicts committee of the board of directors of Golar Partners (the “Conflicts Committee”). An instrument in writing by Buyer, on the one hand, or the Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that a waiver by Buyer of any material obligation of the Sellers must be approved by the Conflicts Committee.
ARTICLE XI

INDEMNIFICATION; REIMBURSEMENTS
Section 11.01    Indemnity by the Sellers. Following the Closing, Golar, jointly and severally, and Keppel and B&V, each severally in relation to its respective Ownership Interest, shall be liable for, and shall indemnify, defend and hold harmless Buyer, the Transferred Subsidiaries and each of their officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:
(a)    any Losses suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Sellers in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Sellers;
(b)    any fees, expenses or other payments incurred or owed by the Sellers to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;
(c)    any Losses suffered or incurred by such Buyer Indemnitee in connection with any claim for the payment of damages in relation to the Vessel for periods prior to the Closing;
(d)    all liabilities for Taxes attributable to the Transferred Subsidiaries or the Vessel prior to the Closing Date;
(e)    any Covered Environmental Losses, to the extent that the Sellers are notified by Buyer of any such Covered Environmental Losses within five (5) years after the Closing Date;
(f)    any Losses, suffered or incurred by such Buyer Indemnitee by reason of the Acceptance Minimum Requirements (as such term is defined in the LTA) not being satisfied; and
(g)    any Losses, suffered or incurred by such Buyer Indemnitee as a result of any delay or repair costs associated with the Commissioning Activities and Acceptance Tests, including as a result of delays in the Project (as such terms are defined in the LTA) and any delays in completing the process of outfitting the Vessel with all materials, personnel and equipment required to perform FLNG Services as contemplated under the LTA.
Provided, however, that in no event shall B&V or Keppel be liable to the Buyer Indemnitees under this Section 11.01 for any amount in excess of the portion of the Purchase Price received by it hereunder.
Section 11.02    Indemnity by Buyer. Following the Closing, Buyer shall indemnify the Sellers and each of their affiliates and each of their officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Buyer.
Section 11.03    Reimbursements.
(a)    Buyer shall assist the Sellers in recovery of warranties claims related to periods prior to the Closing Date, and shall reimburse the Sellers in proportion to their respective Ownership Interests for 50% of any such amounts recovered after the Closing Date by any of the Transferred Subsidiaries under warranties claims related to periods prior to the Closing Date. In addition, Buyer shall reimburse the Sellers for (a) 50% of the amount, if any, by which Operating Expenses are less than $32.4 million per year and (b) 50% of the amount, if any, by which withholding taxes on Operating Expense payments are less than $4.2 million per year, for a period of eight years commencing on the Closing Date, up to a maximum amount of $20 million in the aggregate (the “Buyer Reimbursement”). Buyer shall pay to each of Golar, Keppel and B&V its proportionate share of the Buyer Reimbursement, based on its respective Ownership Interest.
(b)    The Sellers shall reimburse Buyer for (a) 50% of the amount, if any, by which Operating Expenses exceed $39.5 million per year and (b) 50% of the amount, if any, by which withholding taxes on Operating Expense payments exceed $5.2 million per year, for a period of eight years commencing on the Closing Date, up to a maximum amount of $20 million in the aggregate (the “Sellers Reimbursement”). Golar, Keppel and B&V shall each pay to Buyer its proportionate share of the Sellers Reimbursement based on its respective Ownership Interest.
ARTICLE XII

MISCELLANEOUS
Section 12.01    Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (a) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests assigned by this Agreement or intended so to be and (a) to more fully and effectively carry out the purposes and intent of this Agreement.
Section 12.02    Powers of Attorney.
(a)    Buyer hereby constitutes and appoints each of Brian Tienzo, Osman Ilyas, Graham Robjohns, Pernille Noraas, Abigail Baltar, Roger Swan and Siu-Yee Mac (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Buyer and its successors and assigns, and for the benefit of Buyer Attorney-in-Fact to demand and receive from time to time the Units conveyed by this Agreement (or intended so to be) and to execute in the name of Buyer and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Buyer for the benefit of Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Buyer Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the Units, (i) defend and compromise any and all actions, suits or proceedings in respect of any of the Units, and (i) do any and all such acts and things in furtherance of this Agreement as Buyer Attorney-in-Fact shall deem advisable. Buyer hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Buyer or its successors or assigns or by operation of law.
(b)    Golar constitutes and appoints each of Brian Tienzo, Osman Ilyas, Graham Robjohns, Pernille Noraas, Abigail Baltar, Roger Swan and Siu-Yee Mac (the “Golar Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Golar and its successors and assigns, and for the benefit of the Golar Attorney-in-Fact to demand and receive from time to time the Units conveyed by this Agreement (or intended so to be) and to execute in the name of Golar and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Golar for the benefit of the Golar Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Golar Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the Units, (i) defend and compromise any and all actions, suits or proceedings in respect of any of the Units, and (i) do any and all such acts and things in furtherance of this Agreement as the Golar Attorney-in-Fact shall deem advisable. Golar hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Golar or its successors or assigns or by operation of law.
Section 12.03    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 12.04    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 12.05    No Third Party Rights. Other than Article XI, the provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 12.06    Counterparts. This Agreement (save for the arbitration agreement contained in Section 12.11, which shall be governed by the laws of England and Wales) may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.
Section 12.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Units are located, shall apply.
Section 12.08    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 12.09    Integration. This Agreement, the Schedules and Exhibits hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules and Exhibits hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
Section 12.10    Notices. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 12.10.
Section 12.11    Survival of Representations and Warranties. The representations and warranties of the Sellers in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Buyer may make or cause to be made, or knowledge it may have, prior to the Closing Date and will continue in full force and effect for a period of one year from the Closing Date. At the end of such period, such representations and warranties will terminate, and no claim may be brought by Buyer against any Seller thereafter in respect of such representations and warranties, except for claims that have been asserted by Buyer prior to the Closing Date. The covenants of the Sellers in this Agreement will survive the completion of the transactions contemplated hereby and will continue in full force and effect.
Section 12.12    Arbitration. The Parties acknowledge that the expeditious and equitable settlement of disputes arising under this Agreement is to their mutual advantage. To that end, the Parties agree to attempt to resolve differences of opinion and to settle all disputes through joint cooperation and consultation if possible. Any dispute, alleged breach, interpretation, challenge or disagreement whatsoever between or among any of the Parties with respect to any dispute arising out of or relating to this Agreement (or any other agreement contemplated hereby) that the Parties are unable to settle within sixty (60) days of the initial written notice of dispute, as set forth in the preceding sentence, shall be resolved by final and binding arbitration before a single arbitrator pursuant to the rules of arbitration then in force of the London Court of International Arbitration, which rules are incorporated by reference herein. The elapse of sixty (60) days shall not be a precondition to the obtaining of emergency interim relief, either via arbitration or from a court of appropriate jurisdiction.
The seat (or legal venue of ) arbitration shall be in London. Such arbitration shall be the exclusive remedy hereunder; provided that nothing contained in this Section 12.12 shall limit any party’s right to bring (i) post arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The decision of the arbitrator may, but need not, be entered as judgment in a court of competent jurisdiction. If this arbitration provision is for any reason held to be invalid or otherwise inapplicable to any dispute, the Parties agree that any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the courts of England and Wales. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, generally and unconditionally the non-exclusive jurisdiction of the courts of courts of England and Wales, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. IN ENTERING INTO THE ARBITRATION PROVISION OF THIS SECTION 12.12, EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
Section 12.13    Damages. EACH PARTY WAIVES ANY CLAIM IT MAY HAVE AGAINST ANY OTHER PARTY FOR ANY (I) PUNITIVE, REMOTE, OR SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, STRICT LIABILITY, OTHER APPLICABLE LAW OR OTHERWISE, OR (II) INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES THAT WERE NOT REASONABLY FORESEEABLE, WHETHER BASED ON CONTRACT, STRICT LIABILITY, OTHER APPLICABLE LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.
[SIGNATURE PAGE FOLLOWS.]

IN WITNESS HEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.
GOLAR LNG LIMITED

By:    /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney-in-Fact

Address for Notice:

2nd Floor S.E. Pearman Building,
9 Par-la-Ville Road
Hamilton, HM11
Bermuda
Phone: +44 2-7 063 7900
Fax:    +44 207 063 7901
Attention: The President

KS INVESTMENTS PTE. LTD.

By:    /s/ Michael Chia
Name: Michael Chia
Title: Director

Address for Notice:50 Gul Road, Singapore 629351
Phone: +65 68637734
Fax:    +65 68631862
Attention: Board of Directors/Legal Department

BLACK & VEATCH INTERNATIONAL COMPANY

By:    /s/ Jeff Stamm
Name: Jeff Stamm
Title: Vice President

c/o Black & Veatch Corporation
Timothy W. Triplett
General Counsel
11401 Lamar Ave
Overland Park, Kansas
Phone: (913) 458-2200

GOLAR PARTNERS OPERATING LLC

By:    /s/ Graham Robjohns
Name: Graham Robjohns
Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Ltd.
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone: +44 2-7 063 7900
Fax:    +44 207 063 7901
Attention: Chief Accounting Officer

SCHEDULE A

COMMON UNITS OWNED AND TO NE SOLD BY EACH SELLER

Seller	Common Units Owned Prior to Closing	Common Units to be Sold
Golar LNG Limited	2,192	1,096
KS Investments Pte. Ltd.	246	123
Black & Veatch International Company	22	11
Total	2,460	1,230

SCHEDULE B

HILLI CORP SHARES OWNED BY EACH SELLER

Seller	Hilli Corp Shares
Golar LNG Limited	1,096*
KS Investments Pte. Ltd.	123**
Black & Veatch International Company	11
Total	1,230
_____________________
*Reflects an indirect ownership interest in such Hilli Corp Shares. Hilli Corp Shares shown in table are owned of record on the date hereof by Golar GHK, a wholly-owned subsidiary of Golar LNG Energy Limited, a wholly-owned subsidiary of Golar.
**Reflects an indirect ownership interest in such Hilli Corp Shares. Hilli Corp Shares shown in table are owned of record on the date hereof by KSI Production, a wholly-owned subsidiary of Keppel.

SCHEDULE C

INSURANCE

Insurance	Sum Insured	Basic Deductible	Comments
Operational Insurance, Physical Damage	USD 1,280,000,000	USD 3,500,000	Coverage for 12 months from Acceptance Date on/around 1st April 18. Based on London Standard Platform Form or similar to be agreed
Business Interruption	USD 180,000,000	60 days	Coverage for 12 months from Acceptance Date on/around 1st April 18. Based on Loss of Producton Income Form (JR 2005/003A) or similar to be agreed
Protection and Indemnity (P&I)	USD 250,000,000 (or TBA)	USD 25,000	As per Skuld's rule for Mobile Offshore Units
Extended Contractual Liability (ECL)	As required	TBA	To cover liabilities assumed under contract as presented to Skuld
War Risks Insurance	USD 1,280,000,000	None	Entered in Norwegian War Club. Element of political risk included as per Club rules. Stationary operation within the Gulf of Guinea subject to terms to be agreed.

EXHIBIT I

THIRD LETTER AGREEMENT
[Filed separately]

EXHIBIT II

FORM OF LIMITED LIABILITY COMPANY
AGREEMENT OF GOLAR HILLI LLC

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GOLAR HILLI LLC
A Marshall Islands Limited Liability Company

Dated as of [•], 2017

TABLE OF CONTENTS

1.	DEFINITIONS 1

1.1	Defined Terms. 1

1.2	Number and Gender. 5

2.	ORGANIZATION 5

2.1	Formation. 5

2.2	Name. 6

2.3	Purposes. 6

2.4	Registered Office; Registered Agent. 6

2.5	Principal Office. 6

2.6	Term. 6

2.7	Limited Liability of the Members. 6

2.8	LLC Certificate. 6

2.9	Tax Status. 7

2.10	Transfer of Membership Interest; Pledge of Membership Interest. 7

2.11	Right of First Refusal. 7

3.	OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS 9

3.1	Initial Capital Contributions. 9

3.2	Unit Issuances 9

3.3	Issuances of Additional Membership Interests 9

3.4	Additional Capital Contributions. 10

3.5	Liability Limited to Capital Contributions. 10

3.6	No Interest on Capital Contributions. 10

3.7	Capital Accounts. 10

3.8	Allocations. 10

4.	MANAGEMENT 11

4.1	Management. 11

4.2	Resignation of Managing Member. 11

4.3	Officers. 11

4.4	Compensation of Managing Member and Officers. 13

4.5	Indemnification. 13

4.6	Liability of Indemnitees. 14

4.7	Standards of Conduct and Modification of Duties. 15

4.8	Actions Required by Members. 16

5.	DISTRIBUTIONS 17

5.1	Reserves and Distributions. 17

5.2	Priority of Distributions. 17

6.	SERIES A SPECIAL UNITS 17

6.1	Designation. 17

6.2	Distributions. 18

6.3	Redemption. 18

6.4	Liquidation Rights. 19

6.5	Voting Rights. 19

6.6	Rank. 19

6.7	Insurance Proceeds 19

7.	SERIES B SPECIAL UNITS 20

7.1	Designation. 20

7.2	Distributions. 20

7.3	Redemption. 21

7.4	Liquidation Rights. 21

7.5	Voting Rights. 21

7.6	Rank. 21

7.7	Insurance Proceeds 21

8.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; ACCOUNTING PRINCIPLES; INFORMATION 22

8.1	Books and Records. 22

8.2	Fiscal Year. 22

8.3	Bank Accounts. 22

8.4	Accounting Principles. 22

8.5	Information. 22

9.	DISSOLUTION AND LIQUIDATION 23

10.	MISCELLANEOUS 23

10.1	Complete Agreement. 23

10.2	Governing Law. 23

10.3	Headings. 23

10.4	Severability. 23

10.5	No Third Party Beneficiary. 24

10.6	Amendment. 24

10.7	Arbitration. 24

Exhibit 1:    Form of Common Unit LLC Certificate
Exhibit 2:    Form of Series A Special Unit LLC Certificate
Exhibit 3:    Form of Series B Special Unit LLC Certificate
Exhibit 4:    Computation of Incremental Perenco Revenues
Exhibit 5:    Computation of Revenues Less Expenses

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF GOLAR HILLI LLC
This Amended and Restated Limited Liability Company Agreement of Golar Hilli LLC, a Marshall Islands limited liability company (the “Company”), is made and entered into effective as of the [•] day of [•], 2018, by and among Golar LNG Limited, a Bermuda exempted company (“Golar LNG”), Golar Partners Operating LLC, a Marshall Islands limited liability company “Golar Partners”), KS Investment Pte. Ltd., a British Virgin Islands corporation (“Keppel”), and Black & Veatch International Company, a Missouri corporation (“B&V”).
RECITALS
WHEREAS, the Company was formed on [•], 2017 pursuant to the Marshall Islands Limited Liability Company Act, pursuant to a limited liability company agreement dated as of [•], 2017 (the “Original Agreement”) entered into by Golar LNG as its sole member;
WHEREAS, this amended and restated limited liability company agreement (this “Agreement”) amends and restates the Original Agreement;
WHEREAS, Golar LNG, Keppel and B&V respectively own 1,096, 123 and 11 shares (“Hilli Corp Shares”) of Golar Hilli Corporation, a Marshall Islands corporation (“Hilli Corp”) and the owner of the FLNG vessel Hilli Episeyo (“Hilli FLNG”);
WHEREAS, Golar LNG, Keppel and B&V will contribute to the Company all of their shares of Hilli Corp, in return for the issuance by the Company of Membership Interests, as provided herein, such contributions and issuances to be effective as of the Time of Closing (as defined in the Purchase Agreement);
WHEREAS, Golar Partners, Golar LNG, B&V and Keppel have entered into a Purchase and Sale Agreement, dated as of [•], 2017 (the “Purchase Agreement”), providing for the sale by Golar LNG, B&V and Keppel of an aggregate of 1,230 common units, representing limited liability company interests in the Company (“Common Units”), to Golar Partners; and
WHEREAS, B&V, Keppel and Golar Partners will become Members of the Company effective upon the Time of Closing.
NOW, THEREFORE, the Original Agreement is amended and restated in its entirety as follows:

1.	DEFINITIONS

1.1	Defined Terms.
When used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 2.11(b) of this Agreement.
“Act” means the Marshall Islands Limited Liability Company Act (of the Republic of the Marshall Islands Associations Law), as the same may be amended from time to time.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from to time in accordance with its terms.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in the foregoing definition, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Arrears” means, with respect to Series A Distributions or Series B Distributions, as the case may be, for any Series A Distribution Period or Series B Distribution Period, respectively, that the full cumulative Series A Distributions or Series B Distributions, as the case may be, through the most recent Series A Distribution Payment Date or Series B Distribution Date, as the case may be, have not been paid on all Series A Special Units or Series B Special Units.
“B&V” has the meaning set forth in the Preamble.
“Budget” means the budget for the Company approved or amended from time to time by the Managing Member, being initially the document in the agreed terms marked “Budget” that has been provided to all the Members on the date hereof.
“Capital Contributions” means the total amount of cash and/or assets which a Member contributes to the Company as capital pursuant to this Agreement.
“Certificate of Formation” means the Certificate of Formation filed on [•], 2017 pursuant to the Act with the Republic of the Marshall Islands Registrar of Corporations pursuant to which the Company was formed as a Marshall Islands limited liability company.
“Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Common Unit Holder” means a holder of Common Units.
“Common Units” shall have the meaning set forth in the Recitals to this Agreement.
“Company” means Golar Hilli LLC, a Marshall Islands limited liability company.
“Conflicts Committee” means the conflicts committee of the board of directors of Golar Partners.
“Disposition Notice” has the meaning set forth in Section 2.11(b) of this Agreement.
“Golar LNG” has the meaning set forth in the Preamble to this Agreement.
“Golar Partners” has the meaning set forth in the Preamble to this Agreement.
“Hilli Corp” has the meaning set forth in the Recitals to this Agreement.
“Hilli FLNG” has the meaning set forth in the Recitals to this Agreement.
“Incremental Perenco Revenues” for any Series A Distribution Period shall be calculated in accordance with the accounting protocol attached as Exhibit 4 to this Agreement.
“Indemnitee” means (a) any Person who is or was a Member, (b) any Person who is or was an Affiliate of any Member, (c) any Person who is or was an Officer, or a fiduciary or trustee, of the Company, (d) any Person who is or was a member, shareholder, partner, director, officer, fiduciary or trustee of any Member or an Affiliate of any Member, (e) any Person who is or was serving at the request of the Company, any Member or any Affiliate of any Member as an officer, director, member, partner, fiduciary or trustee of another Person, provided, that such Person shall not be an Indemnitee by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member or the Company designates as an “Indemnitee” for purposes of this Agreement.
“Junior Securities” has the meaning set forth in Section 6.6 of this Agreement.
“Keppel” has the meaning set forth in the Preamble to this Agreement.
“LLC Certificate” has the meaning set forth in Section 2.8 of this Agreement.
“Managing Member” means initially, Golar LNG, or such other Member as may become the Managing Member pursuant to the terms of this Agreement.
“Member” means Golar LNG (and, immediately upon the Closing, Golar Partners, B&V and Keppel) and any Transferee, and shall have the same meaning as the term “Member” under the Act.
“Membership Interest” means any class or series of limited liability company interest in the Company, including the Common Units and the Special Units.
“Offer Price” has the meaning set forth in Section 2.11(b) of this Agreement.
“Officers” has the meaning set forth in Section 4.3 of this Agreement.
“Parity Securities” has the meaning set forth in Section 6.6 of this Agreement.
“Perenco Contract” means the Liquefaction Tolling Agreement, dated [•], 2017, among Perenco Cameroon SA, Societe Nationale Des Hydrocarbures, Hilli Corp and Golar Cameroon SASU.
“Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.
“Proposed Transferee” has the meaning set forth in Section 2.11(b) of this Agreement.
“Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.
“Revenues Less Expenses” for any Series B Distribution Period shall be calculated in accordance with the accounting protocol attached as Exhibit 5 to this Agreement.
“ROFR Acceptance Deadline” has the meaning set forth in Section 2.11(b) of this Agreement.
“Sale Units” set forth in Section 2.11(b) of this Agreement.
“Selling Holder” set forth in Section 2.11(b) of this Agreement.
“Senior Securities” has the meaning set forth in Section 6.6 of this Agreement.
“Series A Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing May 15, 2018; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series A Distribution Period” means (i) the period commencing on (and including), the Series A Original Issue Date and ending on (and including) March 31, 2018, and (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1 or October 1 and ending on (and including) the last day in March, June, September and December, respectively.
“Series A Distribution Record Date” has the meaning set forth in Section 6.2 of this Agreement.
“Series A Distributions” means, with respect to any Series A Distribution Period, 100% of any Incremental Perenco Revenues received by Hilli Corp during such Series A Distribution Period.
“Series A Holder” means a holder of the Series A Special Units.
“Series A Original Issue Date” means [•], 2018.
“Series A Redemption Date” has the meaning set forth in Section 6.3.
“Series A Redemption Notice” has the meaning set forth in Section 6.3.
“Series A Redemption Price” has the meaning set forth in Section 6.3.
“Series A Redemption Payments” means payments to be made to the Series A Holders to redeem Series A Special Units in accordance with Section 6.3.
“Series A Special Unit” means a Special Unit having the designations, preferences, rights, powers and duties set forth in Section 6.
“Series B Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing May 15, 2018; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series B Distribution Period” means (i) the period commencing on (and including), the Series B Original Issue Date and ending on (and including) March 31, 2018, and (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1 or October 1 and ending on (and including) the last day in March, June, September and December, respectively.
“Series B Distribution Record Date” has the meaning set forth in Section 7.2 of this Agreement.
“Series B Distributions” means, with respect to any Series B Distribution Period, an amount equal to 95% of Revenues Less Expenses received by Hilli Corp during such Series B Distribution Period.
“Series B Holder” means a holder of the Series B Special Units.
“Series B Original Issue Date” means [•], 2018.
“Series B Special Unit” means a Special Unit having the designations, preferences, rights, powers and duties set forth in Section 7.
“Special Units” means a Membership Interest, designated as a “Special Unit,” which entitles the holder thereof to a preference with respect to distributions over Common Units, including the Series A Special Units and Series B Special Units.
“Time of Closing” has the meaning set forth in the Purchase Agreement.
“Transferee” has the meaning set forth in Section 2.10(a) of this Agreement.
“Units” means the units representing Membership Interests in the Company and includes the Common Units and the Special Units.

1.2	Number and Gender.
As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

2.	ORGANIZATION

2.1	Formation.
The Company was formed on [•], 2017 as a Marshall Islands limited liability company by the filing of the Certificate of Formation.

2.2	Name.
The name of the Company is “Golar Hilli LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Managing Member may from time to time designate.

2.3	Purposes.
The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

2.4	Registered Office; Registered Agent.
The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

2.5	Principal Office.
The principal office of the Company shall be 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton, HM11, Bermuda, except as may otherwise be determined by the Managing Member.

2.6	Term.
The Company commenced on the date the Certificate of Formation was accepted for filing by the Republic of the Marshall Islands Registrar of Corporations and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

2.7	Limited Liability of the Members.
In accordance with the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company, notwithstanding the Managing Member’s exercising powers of the Company or managing the business and affairs of the Company.

2.8	LLC Certificate.
The limited liability company interests in the Company shall be represented solely by Units, which Units shall be evidenced by certificates (each, an “LLC Certificate”). Common Units, Series A Special Units and Series B Special Units shall be evidenced by LLC Certificates substantially in the form of Exhibit 1, Exhibit 2 and Exhibit 3, respectively.

2.9	Tax Status.
The Company has elected or will timely elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the date of its formation. It is the intention of the Company and the Members that the Company be treated as a partnership for U.S. federal income tax purposes as of the Closing. The Company and the Managing Member shall take all action necessary to qualify for and receive such tax treatment and neither of them shall take any action inconsistent with this Section 2.9.

2.10	Transfer of Membership Interest; Pledge of Membership Interest.
(a)    Subject to Section 2.10(b) and Section 2.11, upon the endorsement by a Member on its LLC Certificate (or on a separate transfer power) in favor of a third party (a “Transferee”) and the delivery of such LLC Certificate (and such separate power, if applicable) to the Company for registration and issuance of a new LLC Certificate to such Transferee, such Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee and all references in this Agreement to such Member shall be deemed to refer to such Transferee, in each case effective as of the date of such LLC Certificate delivery. Golar Partners shall become a Member upon the Closing. A Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.10(a).
(b)    The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the Membership Interest of a Member in the Company shall not cause the Member to cease to be a Member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of the Members.

2.11	Right of First Refusal.
(a)    Each Member hereby grants to the other Members a right of first refusal on any proposed transfer to a non-Member (other than a transfer to an Affiliate) of Common Units, Series A Special Units or Series B Special Units.
(b)    If a Common Unit Holder, Series A Holder or Series B Holder proposes to transfer (other than a transfer to an Affiliate) any of its Units to any non-Member pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then such holder (the “Selling Holder”) shall promptly give written notice (a “Disposition Notice”) thereof to the other Members. The Disposition Notice shall set forth the following information in respect of the proposed transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the Units subject to the Acquisition Proposal (the “Sale Units”), the purchase price offered by such Proposed Transferee (the “Offer Price”) and all other material terms and conditions of the Acquisition Proposal that are then known to the other Members. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. Each Member will provide written notice of its decision regarding the exercise of its right of first refusal to purchase its pro rata portion of the Sale Units within 60 days of its receipt of the Disposition Notice (the “ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Units. If any Member fails to exercise its right of first refusal during any applicable period set forth in this Section 2.11(b), it shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Units, but not with respect to any future offer of Units.
(c)    If a Member chooses to exercise its right of first refusal to purchase the Sale Units under Section 2.11(b), such Member and the Selling Holder shall enter into a purchase and sale agreement for the Sale Units which shall include the following terms:
(i)    the Member will agree to deliver cash for the Offer Price (unless such Member and the Selling Holder agree that consideration will be paid by means of an interest-bearing promissory note);
(ii)    the Selling Holder will represent that it has good title to the Sale Units; and
(iii)    unless otherwise agreed by the Selling Holder and such Member, the closing date for the purchase of the Sale Units shall occur no later than 60 days following receipt by the Selling Holder of written notice by such Member of its intention to exercise its option to purchase the Sale Units pursuant to Section 2.11 (b).
(d)    The Selling Holder and the exercising Member shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required statutory waiting periods; provided, however, that such delay shall not exceed 90 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 90th day, then the Members shall be deemed to have waived their right of first refusal with respect to the Sale Units described in the Disposition Notice and thereafter neither the Selling Holder nor the Members shall have any further obligation under this Section 2.11 with respect to such Sale Units unless such Sale Units again become subject to this Section 2.11 pursuant to Section 2.11(e).
(e)    If the transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 90 days after the later of the ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and the Selling Holder may not transfer any of the Sale Units described in the Disposition Notice without complying again with the provisions of this Section 2.11 if and to the extent then applicable.

3.	OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1	Initial Capital Contributions.
On or about the date of the Company’s formation, Golar LNG made an initial capital contribution to the Company, and upon the Company’s receipt and in consideration thereof, a certificate evidencing 100% of the limited liability company interests of the Company (the “Initial Interests”) was issued to Golar LNG. By execution of this Agreement, such certificate and the Initial Interests represented thereby are hereby cancelled.

3.2	Unit Issuances
The Membership Interests in the Company are represented by three classes of Units: the Common Units, the Series A Special Units and the Series B Special Units, each of which shall have the rights and obligations set forth in this Agreement. Upon the effectiveness of this Agreement:
(a)    the Company shall issue to Golar LNG, in exchange for its contribution to the Company of 1,096 Hilli Corp Shares, 2,192 Common Units, (B) 2,192 Series A Special Units and (C) 2,192 Series B Special Units;
(b)    the Company shall issue to Keppel, in exchange for its contribution to the Company of 123 Hilli Corp Shares, (A) 246 Common Units, (B) 246 Series A Special Units and (C) 246 Series B Special Units; and
(c)    the Company shall issue to B&V, in exchange for its contribution to the Company of 11 Hilli Corp Shares, (A) 22 Common Units, (B) 22 Series A Special Units and (C) 22 Series B Special Units.

3.3	Issuances of Additional Membership Interests
(a)    Subject to Section 4.8, the Company may issue additional Units for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, without the approval of any Members.
(b)    Each additional Unit authorized to be issued by the Company pursuant to Section 3.3 may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties, as shall be fixed by the Managing Member, including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Units (including sinking fund provisions); (iv) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the percentage interest in the Company represented by such Units; and (vii) the right, if any, of each such Unit to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interests.
(c)    The Managing Member shall take all actions that it determines to be necessary or appropriate in connection with each issuance of Units pursuant to this Section 3.3 and the admission of such additional Members in the books and records of the Company. The Managing Member shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Managing Member shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of limited liability company interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

3.4	Additional Capital Contributions.
With the Managing Member’s consent, each Member may contribute such additional sums and/or assets, if any, as the Member and the Managing Member may determine.

3.5	Liability Limited to Capital Contributions.
No Member shall have any obligation to contribute money to the Company or any personal liability with respect to any liability or obligation of the Company.

3.6	No Interest on Capital Contributions.
Except as otherwise expressly provided herein, no Member shall receive any interest on its Capital Contributions to the Company.

3.7	Capital Accounts.
From and after the time at which the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall maintain a capital account for each of the Members in accordance with the regulations issued pursuant to Section 704 of the Code and as determined by the Managing Member as consistent therewith.

3.8	Allocations.
For U.S. federal income tax purposes, from and after the time at which the Company is treated as a partnership for U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the classes of Members taking into consideration any distributions paid pursuant to Section 5 and, within a class of Members, on a pro rata basis based on the Members’ percentage interest of the total Units in that class, except that the Managing Member shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

4.	MANAGEMENT

4.1	Management.
The management of the Company shall be vested in the Managing Member, who shall have all authority, rights and powers in the management of the Company to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate or further the purposes of the Company as described in this Agreement, subject to Section 4.8. Any action taken by the Managing Member on behalf of the Company in accordance with this Agreement shall constitute the act of and shall serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. The Managing Member shall have all rights and powers of a manager under the Act. Any matter requiring the consent or approval of the Managing Member pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by written consent, setting forth such consent or approval and signed by the Managing Member. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action that is duly adopted by the Managing Member.

4.2	Resignation of Managing Member.
The Managing Member may not voluntarily resign, unless otherwise consented to by all of the Members. Upon such resignation, the holders of at least a majority of the Common Units and the holders of at least a majority of the Series B Special Units shall appoint another Person (who may be a newly admitted Member) to manage the operations of the Company. The resignation of the Managing Member shall not affect its rights as a Member and shall not constitute a withdrawal of a Member.

4.3	Officers.
The Managing Member may, from time to time as it deems advisable, select natural persons and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary or Treasurer) to any such person. Unless the Managing Member determines otherwise or as otherwise provided below, if the title is one that is customary under the Marshall Islands Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the power, authority and duties as is customary for each such position if it were in a corporation. Any person may hold any number of offices. The Managing Member may delegate to any Officer any of the Managing Member’s powers under this Agreement, including, without limitation, the power to bind the Company; provided that any delegation pursuant to this Section 4.3 may be revoked by the Managing Member at any time. Officers shall be appointed pursuant to this Agreement or from time to time by the Managing Member, and each such Officer shall hold office until a successor is appointed by the Managing Member or until such Officer’s earlier death, resignation or removal by the Managing Member. The Managing Member may remove an Officer, with or without cause, at any time.
(a)    President. The President, if any, shall be the chief executive officer of the Company, shall preside at all meetings of the Members, shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Managing Member and the Members are carried into effect. The President or any other Officer authorized by the President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, and (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company.
(b)    Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.
(c)    Secretary and Assistant Secretary. If the Managing Member selects and designates a Secretary, (i) the Secretary shall be responsible for filing legal documents and maintaining records for the Company; (ii) the Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Company and of the Managing Member or the Members in a record to be kept for that purpose and shall perform like duties for the standing committees when required; (iii) the Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Members, and shall perform such other duties as may be prescribed by the Member or the President, under whose supervision the Secretary shall serve. The Assistant Secretary (if any), or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.
(d)    Treasurer and Assistant Treasurer. If the Managing Member selects and designates a Treasurer, (i) the Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member; (ii) the Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member, taking proper vouchers for such disbursements, and shall render to the President and to the Managing Member, at its regular meetings or when the Managing Member so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer (if any), or if there shall be more than one, the Assistant Treasurers in the order determined by the Managing Member (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

4.4	Compensation of Managing Member and Officers.
(a)    The Managing Member shall not receive compensation for its services to the Company.
(b)    The Officers shall serve with or without such compensation for their services to the Company as the Managing Member shall determine.

4.5	Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 4.5 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 4.5 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 4.5.
(c)    The indemnification provided by this Section 4.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Company may purchase and maintain (or reimburse any Member or its Affiliates for the cost of) insurance, on behalf of any Member, its Affiliates and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 4.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 4.5(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)    In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 4.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 4.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 4.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.6	Liability of Indemnitees.
(a)    No Indemnitee shall be personally liable for the debts and obligations of the Company.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(c)    Any amendment, modification or repeal of this Section 4.6 or Section 4.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 4.6 or Section 4.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.7	Standards of Conduct and Modification of Duties.
(a)    Whenever the Managing Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Managing Member, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Company, unless the context otherwise requires.
(b)    Whenever the Managing Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Managing Member, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the Managing Member, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. For the avoidance of doubt, whenever the Managing Member votes or transfers its Units, if any, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, as appropriate, it shall be acting in its individual capacity.
(c)    Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Company or any of its subsidiaries or (ii) permit any of the Company or its subsidiaries to use any facilities or assets of the Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall, in each case, be at their option.
(d)    Except as expressly set forth in this Agreement, neither the Managing Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managing Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managing Member or such other Indemnitee.

4.8	Actions Required by Members.
(a)    The following actions may only be taken with the approval or consent of the holders of at least 95% of each of the Series A Special Units, Series B Special Units and Common Units:
(i)    effecting any merger or consolidation involving the Company or Hilli Corp;
(ii)    effecting any sale or exchange of all or substantially all of the Company’s assets or the assets of Hilli Corp, including Hilli FLNG;
(iii)    dissolving or liquidating the Company or Hilli Corp; and
(iv)    effecting a transfer of any of the Company’s shares of Hilli Corp;
(b)    The following actions may only be taken with the approval or consent of the holders of at least a majority of the Series A Special Units, the holders of at least a majority of the Series B Special Units and the holders of at least a majority of the Common Units:
(i)    creating or causing to exist any consensual restriction on the ability of the Company or Hilli Corp to make distributions, pay any indebtedness, make loans or advances or transfer assets to its Members or their subsidiaries;
(ii)    settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by the Company of, any of the officers of the Company or any Member;
(iii)    causing the Company to incur indebtedness in excess of $50 million or issue Senior Securities or Parity Securities;
(iv)    causing Hilli Corp to incur additional indebtedness in excess of $50 million or to issue equity securities;
(v)    amending the Perenco Contract in any material manner; or
(vi)    amending the existing financing and sale and leaseback arrangement for the Hilli FLNG in any material manner.
(c)    The approval or consent of the holders of at least 95% of the Series A Special Units is required to amend any provision of this Agreement that would adversely affect the Series A Special Units.
(d)    the approval or consent of the holders of at least 95% of the Series B Special Units is required to amend any provision of this Agreement that would adversely affect the Series B Special Units.
(e)    the approval or consent of the holders of at least 95% of the Common Units is required to amend any provision of this Agreement that would adversely affect the Common Units.
(f)    The approval or consent of the holders of at least a majority of the Series B Special Units and the holders of at least a majority of the Common Units is required to cause Hilli Corp to enter into new commercial liquefaction services agreements utilizing Hilli FLNG.

5.	DISTRIBUTIONS

5.1	Reserves and Distributions.
Within 60 days after the end of each quarter, the Managing Member shall review the Company’s accounts and determine the amount of the Company’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and the Company shall make a distribution to the Members of the available cash, subject to the reserves pursuant to Section 5.2. The Company may make such additional cash distributions as the Managing Member may determine and without being limited to current or accumulated income or gains from any Company funds, including, without limitation, Company revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Company exceed the fair market value of the assets of the Company. In its sole discretion, the Managing Member may, subject to the foregoing proviso, also distribute to the Members other Company property or other securities of the Company or other entities.

5.2	Priority of Distributions.
The Company shall make distributions to the Members when, as and if declared by the Managing Member pursuant to Section 5.1; provided however that no distributions may be made on the Common Units on any Distribution Date unless (i) Series A Distributions for the most recently ended Series A Distribution Period and any accumulated Series A Distributions in Arrears for any past Series A Distribution Period have been or contemporaneously are being paid or provided for and (ii) Series B Distributions for the most recently ended Series B Distribution Period and any accumulated Series B Distributions in Arrears for any past Series B Distribution Period have been or contemporaneously are being paid or provided for. The Series A Special Units and the Series B Special Units shall be treated on a pari passu basis as to the right to receive distributions.

6.	SERIES A SPECIAL UNITS

6.1	Designation.
The Company hereby designates and creates a series of Membership Interests to be designated as “Series A Special Units,” and fixes the preferences rights, powers and duties of the holders of the Series A Special Units as set forth in this Section 6. The Series A Special Units shall initially be represented by certificates issued in the name of Golar LNG, Keppel and B&V.

6.2	Distributions.
(a)    Distributions on the Series A Special Units shall be cumulative and shall accrue in each Series A Distribution Period from and including the first day of the Series A Distribution Period to and including the earlier of (i) the last day of such Series A Distribution Period and (ii) the date the Company pays the Series A Distribution or redeems the Series A Special Units in full in accordance with Section 6.3 below, whether or not such Series A Distributions shall have been declared. The Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Company legally available for the payment of distributions when, as, and if declared by the Managing Member. Distributions, to the extent declared by the Managing Member to be paid by the Company in accordance with this Section 6.2, shall be paid for each Series A Distribution Period on each Series A Distribution Payment Date. All Series A Distributions payable by the Company pursuant to this Section 6.2 shall be payable without regard to income of the Company.
(b)    Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Company shall pay those Series A Distributions, if any, that shall have been declared by the Managing Member to Series A Holders on the record date for the applicable Series A Distribution. The record date (the “Series A Distribution Record Date”) for any Series A Distribution payment shall be the fifth Business Day immediately preceding the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the Managing Member. No distribution shall be declared or paid or set apart for payment on any Common Units unless full cumulative Series A Distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Special Units through the most recent respective Series A Distribution Payment Date. Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the Managing Member and paid on any date fixed by the Managing Member, whether or not a Series A Distribution Payment Date, to the Series A Holders on the record date for such payment. Subject to Section 6.3 and Section 6.7, Series A Holders shall not be entitled to any distribution in excess of full cumulative Series A distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in arrears on the Series A Special Units.

6.3	Redemption.
The Company shall have the right, at any time after the Perenco Contract has been terminated, to redeem the Series A Special Units in whole from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Managing Member (the “Series A Redemption Date”). The Company shall effect any such redemption by paying cash to the Series A Holders in an aggregate amount equal to $1.00 plus all accumulated and unpaid Series A Distributions (whether or not such Series A Distributions have been declared) to the Series A Redemption Date (the “Series A Redemption Price”). The Company shall give notice to the Series A Holders of any redemption not less than 30 days prior to the scheduled Series A Redemption Date. Upon payment of the Series A Redemption Price to the Series A Holders, the Series A Special Units shall be cancelled by the Company. None of the Company, the Managing Member or any Affiliate of the Managing Member shall be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series A Special Units, the Series B Special Units and any Parity Securities for all prior and the then ending Series A Distribution Periods and Series B Distribution Periods shall have been paid or declared and set aside for payment.

6.4	Liquidation Rights.
Upon the occurrence of any dissolution or liquidation of the Company, the Series A Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to the Members, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series B Special Units then outstanding and (iii) before any distribution of such assets or proceeds is made to or set aside for the Common Unit Holders, a liquidating distribution in an amount equal to any unpaid Series A Distributions to the date of dissolution or liquidation. Series A Holders shall not be entitled to any other amounts from the Company, in their capacity as Series A Holders, after they have received such Series A Distributions.

6.5	Voting Rights.
Notwithstanding anything to the contrary in this Agreement, the Series A Special Units shall have no voting rights except as set forth in Section 4.8 or as otherwise provided by the Act.

6.6	Rank.
The Series A Special Units shall be deemed to rank:
(a)    Senior to (i) the Common Units and (ii) any other class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Special Units or Series B Special Units as to current distributions (collectively referred to with the Common Units as “Junior Securities”);
(b)    On a parity with the Series B Special Units and any other class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series are not expressly subordinated or senior to the Series A Special Units and Series B Special Units as to current distributions (collectively referred to with the Series B Special Units as “Parity Securities”); and
(c)    Junior to any class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series expressly provide that it ranks senior to the Series A Special Units as to current distributions (collectively referred to as “Senior Securities”).

6.7	Insurance Proceeds
If the Company receives insurance proceeds resulting from damage to or loss of the Hilli FLNG (“Insurance Proceeds”) the Series A Holders shall be entitled to receive a payment of a portion of such proceeds (an “Insurance Proceeds Payment”). The Company and the Series A Holders shall negotiate in good faith to determine the amount of the Insurance Proceeds Payment payable to the Series A Holders. In determining this amount, the parties shall consider, among other things, (i) the then-recent history of Incremental Perenco Revenues, (ii) the remaining term under the Perenco Contract and reasonable estimates for future Incremental Perenco Revenues, (iii) the then-current price of Brent Crude and reasonable estimates of future Brent Crude prices and (iv) Series A Distributions paid for all prior Series A Distribution Periods. The Insurance Proceeds Payment shall be due and payable by the Company to the Series A Holders within 90 days following the Company’s receipt of Insurance Proceeds.

7.	SERIES B SPECIAL UNITS

7.1	Designation.
The Company hereby designates and creates a series of Membership Interests to be designated as “Series B Special Units,” and fixes the preferences rights, powers and duties of the holders of the Series B Special Units as set forth in this Section 7. The Series B Special Units shall initially be represented by certificates issued in the name of Golar LNG, Keppel and B&V.

7.2	Distributions.
(a)    Distributions on the Series B Special Units shall be cumulative and shall accrue in each Series B Distribution Period from and including the first day of the Series B Distribution Period to and including the earlier of (i) the last day of such Series B Distribution Period and (ii) the date the Company pays the Series B Distributions in full, whether or not such Series B Distributions shall have been declared. The Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Company legally available for the payment of distributions when, as, and if declared by the Managing Member. Distributions, to the extent declared by the Managing Member to be paid by the Company in accordance with this Section 7.2, shall be paid quarterly on each Series B Distribution Payment Date. All Series B Distributions payable by the Company pursuant to this Section 6.2 shall be payable without regarding to income of the Company.
(b)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Company shall pay those Series B Distributions, if any, that shall have been declared by the Managing Member to Series B Holders on the record date for the applicable Series B Distribution. The record date (the “Series B Distribution Record Date”) for any Series B Distribution payment shall be the fifth Business Day immediately preceding the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the Managing Member. No distribution shall be declared or paid or set apart for payment on any Common Units unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Special Units through the most recent respective Series B Distribution Payment Date. Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the Managing Member and paid on any date fixed by the Managing Member, whether or not a Series B Distribution Payment Date, to the Series B Holders on the record date for such payment. Subject to Section 7.7, Series B Holders shall not be entitled to any distribution in excess of full cumulative Series B Distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in arrears on the Series B Special Units.

7.3	Redemption.
The Series B Special Units shall not be subject to redemption.

7.4	Liquidation Rights.
Upon the occurrence of any dissolution or liquidation of the Company, the Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to the Members, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series A Special Units then outstanding and (iii) before any distribution of such assets or proceeds is made to or set aside for the Common Unit Holders, a liquidating distribution in an amount equal to any unpaid Series B Distributions to the date of dissolution or liquidation. Series B Holders shall not be entitled to any other amounts from the Company, in their capacity as Series B Holders, after they have received such Series B Distributions.

7.5	Voting Rights.
Notwithstanding anything to the contrary in this Agreement, the Series B Special Units shall have no voting rights except as set forth in Section 4.8 or as otherwise provided by the Act.

7.6	Rank.
The Series B Special Units shall be deemed to rank:
(a)    Senior to (i) the Common Units and (ii) any other Junior Securities;
(b)    On a parity with the Series A Special Units and any other Parity Securities; and
(c)    Junior to Senior Securities.

7.7	Insurance Proceeds
If the Company receives Insurance Proceeds the Series B Holders shall be entitled to receive an Insurance Proceeds Payment. The Company and the Series B Holders shall negotiate in good faith to determine the amount of the Insurance Proceeds Payment payable to the Series B Holders. In determining this amount, the parties shall consider (i) the then-recent history of Revenues Less Expenses, (ii) the Hilli FLNG’s then-current contracted production capacity and reasonable estimates of future contracted production capacity of the Hilli FLNG and (iii) Series B Distributions actually paid for all prior Series B Distribution Periods. The Insurance Proceeds Payment shall be due and payable by the Company to the Series B Holders within 90 days following the Company’s receipt of Insurance Proceeds.

8.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; ACCOUNTING PRINCIPLES; INFORMATION

8.1	Books and Records.
The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company or at such other location as the Managing Member may from time to time determine provided such location is in the United Kingdom, but in no circumstances shall any register of members be brought into the United Kingdom.

8.2	Fiscal Year.
Unless otherwise determined by the Managing Member, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

8.3	Bank Accounts.
All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Managing Member. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Managing Member.

8.4	Accounting Principles.
The Company shall prepare its financial statements in accordance with US GAAP.

8.5	Information.
(a)    Subject to Section 8.1, a Member may, at its own expense, at all reasonable times, inspect and make copies of all books, records, accounts, agreements and other documents relating to the affairs of the Company.
(b)    Within 90 days after the end of each quarter the Company shall furnish the Members with (i) unaudited statements of profit or loss and balance sheets of the Company, (ii) a statement of actual expenses of the Company compared to the applicable Budget and (iii) a cash flow forecast for the next quarter.
(c)    To the extent the Managing Member elects to have the books and records of the Company audited, the Company shall furnish the Members with such audited financial statements promptly after the audited financial statements have been received by the Company.
(d)    No more frequently than once in any calendar year and provided that no other Member has conducted an audit of the Company in that calendar year in respect of which each other Member may rely on the contents and conclusions contained in the relevant audit report, a Member who holds at least a 5% of any class of Membership Interests in the Company may, by providing written notification to the Company, request an independent audit of the Company. The Company shall, subject to the requesting Member bearing all costs of such audit, provide such information and access as the independent auditors may reasonably require so that the audit report may be completed within 180 days of such written request.
(e)    If a Member undertakes an audit pursuant to Section 8.5(d), that Member shall ensure that each other Member is notified that an audit is being undertaken at its request and shall at the written request of a Member, provide such Member with a copy of the audit report and shall direct that the auditor accepts that the Member receiving a copy of the report may rely on its contents and conclusions.

9.	DISSOLUTION AND LIQUIDATION
The Company shall be dissolved, and its affairs shall be wound up, upon the expiration of its term as provided in Section 2.6. Upon such dissolution or liquidation, any assets remaining after payment of the Company’s debts and satisfaction of the requirements imposed under Section 6.4 and Section 7.4 shall be distributed to the Common Unit Holders on a pro rata basis based on each such holder’s percentage interest ownership of the total Common Units.

10.	MISCELLANEOUS

10.1	Complete Agreement.
This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

10.2	Governing Law.
This Agreement and the rights of the parties hereunder (save for the arbitration agreement contained in Section 10.7, which shall be governed by the laws of England and Wales) will be governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands, without giving regard to principles of conflicts of law.

10.3	Headings.
All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

10.4	Severability.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.5	No Third Party Beneficiary.
This Agreement is made solely and specifically for the benefit of the Members and their successors and Transferees and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

10.6	Amendment.
All amendments to this Agreement must be in writing and signed by the Members. To the extent that Golar Partners agrees to an amendment to this Agreement, such amendment must be approved by the Conflicts Committee.

10.7	Arbitration.
The Members acknowledge that the expeditious and equitable settlement of disputes arising under this Agreement is to their mutual advantage. To that end, the Members agree to attempt to resolve differences of opinion and to settle all disputes through joint cooperation and consultation if possible. Any dispute, alleged breach, interpretation, challenge or disagreement whatsoever between or among any of the parties hereto with respect to any dispute arising out of or relating to this Agreement (or any other agreement contemplated hereby) that the Members are unable to settle within sixty (60) days of the initial written notice of dispute, as set forth in the preceding sentence, shall be resolved by final and binding arbitration before a single arbitrator pursuant to the rules of arbitration then in force of the London Court of International Arbitration, which rules are incorporated by reference herein. The elapse of sixty (60) days shall not be a precondition to the obtaining of emergency interim relief, either via arbitration or from a court of appropriate jurisdiction.
The seat (or legal venue) of arbitration shall be London. Such arbitration shall be the exclusive remedy hereunder; provided that nothing contained in this Section 10.7 shall limit any party’s right to bring (i) post arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The decision of the arbitrator may, but need not, be entered as judgment in a court of competent jurisdiction. If this arbitration provision is for any reason held to be invalid or otherwise inapplicable to any dispute, the Members agree that any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the courts of England and Wales. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, generally and unconditionally the non-exclusive jurisdiction of the courts of England and Wales, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. IN ENTERING INTO THE ARBITRATION PROVISION OF THIS SECTION 10.7, EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
[Signature Page follows]

WHEREFORE, this Agreement has been executed by a duly authorized representative of each of the Members as of the date first set forth above.
Member:

GOLAR LNG LIMITED

By:
Name:
Title:

GOLAR PARTNERS OPERATING LLC

By:
Name:
Title:

KSI INVESTMENT PTE. LTD.

By:
Name:
Title:

BLACK & VEATCH INTERNATIONAL CORPORATION

By:
Name:
Title:

EXHIBIT 1
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ common units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ common units representing limited liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 2
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ Series A Special Units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ Series A Special Units representing limited liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 3
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ Series B Special Units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ Series B Special Units representing liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 4
COMPUTATION OF INCREMENTAL PERENCO REVENUES
“Incremental Perenco Revenues” means:
(a) any cash received by Hilli Corp from revenues invoiced to the extent such revenues invoiced are based on Tolling Fees in excess of that set forth in Section 5.1(a)(iii) of the Perenco Contract (such invoiced amount being the “Invoiced Brent Premium”), before deducting any Underperformance Costs (as defined below) (“Incremental Perenco Cash”); less
(b) any incremental tax expense arising from or related to any cash receipts referred to in clause (a) above (“Incremental Tax Expense”); less
(c) the Pro-Rata Share of Underperformance Costs (as defined below) incurred by Hilli Corp during such Distribution Period (as defined below).
In the event that the amount of cash received by Hilli Corp is less than the amount invoiced, the amount of such cash that shall be treated as Incremental Perenco Cash shall be determined by applying the percentage that the Invoiced Brent Premium represented of the total amount invoiced, provided however that to the extent such shortfall in the cash received is specifically identifiable as Invoiced Brent Premium than such shortfall shall be applied entirely to Incremental Perenco Cash to the extent of that identification.
“Distribution Period” means any Series A Distribution Period or Series B Distribution Period.
“Underperformance Costs” means, with respect to any Distribution Period, additional costs incurred as a result of any one or more of the following with respect to such Distribution Period:
(a) Services Unavailability;

(b)	Off-Spec LNG;
(c) SPA Costs,

(d)	Demurrage Event;

(e)	LNG shortfalls pursuant to the Perenco Contract;

(f)	Retainage in excess of the Operations Retainage Limit or during the Commissioning Period, Retainage in excess of the Commissioning Retainage Limit); or

(g)
terms or provisions in any other tolling agreement (or other agreement related thereto) then in effect that are similar to those set forth in (a) through (f) above relating to any similar claims or conditions.

Service Unavailability, Off-Spec LNG, SPA Costs, Demurrage Event, Retainage, Operations Retainage Limit, Commissioning Period and Commissioning Retainage Limit shall have the meaning given to such terms in the Perenco Contract.
“Pro-Rata Share of Underperformance Costs” means, with respect to any Distribution Period:

(a)
Incremental Perenco Cash less Incremental Tax Expense for such Series A Distribution Period; divided by the total cash received by Hilli Corp, before deducting any Underperformance Costs, during such Distribution Period; multiplied by

(b) the total Underperformance Costs with respect to such Distribution Period.

For example (excluding the effect of any Incremental Tax Expense):

If the Pro-Rata Share of Underperformance Costs exceeds the Incremental Perenco Revenues with respect to any Distribution Period, then the remaining cost shall be deducted from the next Series A Distribution.

EXHIBIT 5
COMPUTATION OF REVENUES LESS EXPENSES
“Revenues Less Expenses” means:
(a) the cash receipts from revenues invoiced by Hilli Corp as a direct result of the employment of more than the first fifty percent of LNG production capacity for Hilli FLNG, before deducting any Underperformance Costs (unless the incremental capacity above the first fifty percent is supplied under the terms of the Perenco Contract and the Term of the contract is not expanded beyond 500 billion cubic feet of Feed Gas (as defined in the Perenco Contract)), excluding, for the avoidance of doubt, any Incremental Perenco Revenues (“Incremental Cash”); less
(b) any incremental costs whatsoever, including but not limited to operating expenses, capital costs, financing costs and tax costs, arising as a result of employing and making available more than the first fifty percent of LNG production capacity for Hilli FLNG (“Incremental Costs”); less
(c) any reduction in revenue attributable to the first fifty percent of LNG production capacity availability as a result of making more than fifty percent of capacity available under the Perenco Contract (including, but not limited to, for example, as a result of a Tolling Fee rate reduction as contemplated in the Perenco Contract) (“Revenue Reduction”); less
(d) the Pro-Rata Share of Underperformance Costs (as defined below) incurred by Hilli Corp during such Distribution Period (as defined below).
For the avoidance of doubt, for so long as the Perenco Contract is in effect, the first fifty percent of LNG production capacity for Hilli FLNG shall be deemed to be supplied pursuant to the Perenco Contract (unless Perenco exercises its option pursuant to the Perenco Contract, in which case the percentage deemed to be supplied pursuant to the Perenco Contract shall be increased accordingly).
“Underperformance Costs” and “Distribution Period” have the meaning assigned to such terms in Exhibit 4 to this Agreement.
“Pro-Rata Share of Underperformance Costs” means, with respect to any Distribution Period:

(a)
Incremental Cash less Incremental Costs less Revenue Reduction for such Distribution Period; divided by the total cash received by Hilli Corp, before deducting any Underperformance Costs, during such Distribution Period; multiplied by

(b) the total Underperformance Costs with respect to such Distribution Period.

For example (excluding the effect of any Incremental Costs or Revenue Reduction):

	Revenue	Pro-Rata Share of Underperformance Costs	Net revenue
Total cash received excluding Incremental Perenco Revenues related to Series A Special Units and Revenues Less Expenses related to Series B Special Units (in all cases, before Underperformance Costs)	600	(100)	500
Incremental Perenco Revenues due to Series A Holders before Underperformance Costs	300	(50)	250
Revenue Less Expenses due to Series B Holders before Underperformance Costs	300	(50)	250
Total Cash Received Before Underperformance Costs	1200
Underperformance Costs	(200)
Total Cash Received After Underperformance Costs	1000	(200)	1000

If the Pro-Rata Share of Underperformance Costs exceeds the Revenues Less Expenses with respect to any Distribution Period, then the remaining cost shall be deducted from the next Series B Distribution.